EX-99.77K CHNG ACCNT 4 change.htm AUDITOR CHANGE

Change in Independent Registered Public Accounting Firm

The Fund engaged Ernst & Young, LLP (“E&Y”) as the independent registered public accounting firm for the fiscal year ending June 30, 2012. E&Y replaces BBD, LLP (“BBD”), the Fund’s previous independent registered public accounting firm, who was dismissed upon completion of the tax-free reorganization. The change in accountants was approved by the Audit Committee of the Board of Trustees on November 7, 2011. During the periods that BBD served as the Fund’s independent registered public accounting firm and through February 3, 2012, BBD’s audit reports contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principle. There were no disagreements between the Fund and BBD on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

August 29, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 77K of the American Beacon Bridgeway Large Cap Value Fund Form N-SAR dated August 29, 2012 and we agree with the statements made therein.

Yours truly,

/s/ BBD, LLP